Exhibit 99-1.1

For immediate release


Coltec shareholders overwhelmingly approve merger with BFGoodrich


CHARLOTTE, N.C., APRIL 9, 1999 -- Today, shareholders of Coltec Industries Inc (NYSE:COT) overwhelmingly approved the company's plan to merge with The BFGoodrich Company. Approximately 96% of the shares voted at a special meeting in Charlotte were in favor of the merger. Goodrich shareholders also approved the merger overwhelmingly with 96% of the shares voted in favor of the transaction at their special meeting today in New York City.

John W. Guffey Jr., Coltec's chairman and chief executive officer, said, "Today's vote reinforces our belief that the merger with BFGoodrich represents considerable value for our shareholders due to compelling cost synergies and the strategic and operational fit between our companies. I am very confident that the potential of Coltec's high-margin businesses to continue their impressive track record of profitable growth will increase as part of BFGoodrich."

Mr. Guffey also pointed out that, "The merger will be positive for our customers, who have been supportive of the merger from the very beginning," adding that, "Coltec's employees will also benefit from the increased growth and career opportunities that will come from being part of BFGoodrich."

Completion of the merger requires clearance by the Federal Trade Commission. Also, Coltec and BFGoodrich continue to defend a lawsuit filed by two competitors, AlliedSignal and Crane Company, to block the merger on antitrust and other grounds in U.S. District Court in Indiana. The Crane Company recently joined the Indiana suit after its earlier lawsuit was dismissed by trial and appeal courts.

Once the merger is completed, Coltec shareholders will receive 0.56 shares of BFGoodrich common stock for each share of Coltec common Stock. They will receive written instructions for exchanging their share certificates.
BFGoodrich shareholders will keep their certificates. The value of the transaction is about $2.0 billion, based on the yesterday's closing price of BFGoodrich stock. The


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headquarters of the merged company will be located in
Charlotte.

Coltec is a leading producer of aerospace and industrial products and is headquartered in Charlotte, N.C. BFGoodrich, headquartered in Richfield, Ohio, provides aircraft systems and services and manufacturers performance materials that are sold to customers worldwide and used in thousands of consumer and industrial products.